UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2010

interCLICK, Inc.
(exact name of registrant as specified in its charter)

Delaware	001-34523	01-0692341
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 19th Street 10th Floor New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 722-6260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Item 5.02.

Item 2.02 Results of Operations and Financial Condition.

On August 4, 2010, interClick, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended June 30, 2010 and business outlook for the third quarter and full year 2010.  The Company also held a conference call discussing the results and outlook and issued a press release.  The press release is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

The Company’s Employment Agreements with Michael Mathews, Roger Clark, Michael Katz and Andrew Katz (collectively, the “Executives”) provide for payment of a bonus based on performance goals or financial measures determined by the Company’s Board of Directors,  subject to the terms of the agreements.  The Board previously adopted annual milestones for the Company under which bonuses for fiscal year 2010 would be paid to the Executives.  Upon achieving such milestones the Board of Directors agreed that bonuses would be paid to the Executives.

The Board of Directors on August 4, 2010 awarded one-half of the bonus amount that the Executive would have earned if the full year Milestones were met prior to meeting the previously established milestones (the “Benchmarks”) on the basis of the Company’s mid-year performance (the “Bonuses”).  As a condition to receipt of the mid-year bonus, each of the Executives entered into an agreement (the “Clawback Agreement”) under which the Executive will be required to repay the Bonuses to the Company within ninety (90) days of notice from the Company that the annual Benchmark has not been met and in the event that the Company issues a restatement within 2 years as a result of which the Company reports revised financial results in which the Benchmarks are not met.

The form of Clawback Agreement is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 4, 2010

99.2	Form of Clawback Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2010

interCLICK, Inc.

By:	/s/ Michael Matthews
Michael Mathews
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 4, 2010

99.2	Form of Clawback Agreement